CERTIFICATE OF DESIGNATION OF CLASS A CONVERTIBLE PREFERRED STOCK OF KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Kyto Technology and Life Science, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 40,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more classes and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for classes of Preferred Stock, and, with respect to each such class, to establish and fix the number of shares to be included in any class of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such class; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new class of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new class.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a class of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such class of Preferred Stock as follows:

1.Designation. There shall be a class of Preferred Stock that shall be designated as “Class A Convertible Preferred Stock” (the “Class A Preferred Stock”) and the number of Shares constituting such class shall be 4,200,000. The rights, preferences, powers, restrictions and limitations of the Class A Preferred Stock shall be as set forth herein.

2.Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Class A Preferred Stock shall rank senior to all Junior Stock (as defined herein).

3.Dividends.

(a)For so long as the Class A Preferred Stock remains outstanding, the Corporation shall not declare, set apart or pay any dividend, whether in cash or other property (other than dividends payable in shares of Junior Stock), upon any common stock of the Corporation (the “Common Stock”) or any other stock ranking with respect to dividends or on liquidation junior to the Class A Preferred Stock (such stock being referred to hereinafter collectively as “Junior Stock”) unless the holders of the Class A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Class A Preferred Stock.

4.Liquidation.

(a)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the foregoing events, together with those specified in Section 4(c), being referred to as the “Liquidating Events”, and each individually as a “Liquidating Event”), the holders of shares of Class A Preferred Stock then outstanding shall be entitled to receive in preference to the holders of common stock a per share amount equal to two times (2x) the amount be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Class A Preferred Stock (such Preferred Stock being referred to hereinafter as “Senior Preferred Stock”) upon such Liquidating Event, and before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount in cash equal to the sum of (A) a per share amount equal to two times (2x) $0.80, which is the original purchase price of the Class A Preferred Stock and (B) any dividends declared but unpaid thereon (such per share amount, the “Class A Liquidation Amount”). If upon any such Liquidating Event the remaining assets of the Corporation available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Class A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Class A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Class A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b)After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and any other class of Preferred Stock ranking prior and in preference to the Common Stock upon a Liquidating Event, the holders of the Junior Stock then outstanding and the holders of Class A Preferred Stock (on an as-converted basis) shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders, according to liquidation preferences applicable to such Junior Stock.

(c)For purposes of this Section 4, in addition to the Liquidating Events described in Section 4(a) above, each of the following transactions (each, a “Deemed Liquidation Event”) shall be deemed to be a Liquidating Event unless such deemed characterization is waived in accordance with Section 10:

(i)a merger, consolidation or share exchange in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party, and the Corporation issues shares of its capital stock or other securities pursuant to such merger or consolidation, other than any merger or consolidation involving the Corporation or a direct or indirect subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock or other equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power and liquidation distributions, of the capital stock or other equity securities of (1) the surviving or resulting corporation, limited liability company, partnership, association, joint-stock corporation, trust or other form of business entity (each sometimes referred to herein as a “Party” or “Person”) or (2) if the surviving or resulting Party is a wholly owned subsidiary of another Party immediately following such merger or consolidation, the parent entity of such surviving or resulting; or

(ii)the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to (A) a direct or indirect wholly owned subsidiary of the Corporation or (B) an entity that is majority owned (by voting power or liquidation distributions) immediately following such sale, lease, transfer, exclusive license or other disposition by the holders of shares of capital stock of the Corporation outstanding immediately prior to such sale, lease, transfer exclusive license or other disposition that represent, or are convertible into or exchangeable for shares of capital stock or other equity securities of the Corporation that represent, at least a majority (by voting power or liquidation distributions) of the capital stock or other equity securities of the Corporation.

5.Conversion.

5.1Optional Conversion.

(a)Each share of Class A Preferred Stock may be converted at any time and without the payment of additional consideration by the holder thereof, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the number of shares of Class A Preferred Stock by the Conversion Price in effect at the time of conversion (the “Conversion Rate”); provided, that the right of conversion shall terminate at the close of business on the full business day immediately preceding the date a Liquidating Event occurs, unless the Corporation fails to satisfy its redemption obligations on such date or such Liquidating Event does not occur on such date, in which case such conversion rights shall remain in effect. The initial conversion price, subject to adjustment as provided herein, is equal to $0.80 (the “Conversion Price”). Accordingly, the initial Conversion Rate for the Class A Preferred Stock shall be one share of Common Stock for each one share of Class A Preferred Stock surrendered for conversion. The applicable Conversion Rate and Conversion Price from time to time in effect are subject to adjustment as hereinafter provided.

(b)The Corporation shall not issue fractional shares of Common Stock upon conversion of Class A Preferred Stock. If any fraction of a share of Common Stock would be issuable upon conversion of any Class A Preferred Stock, the Corporation shall in lieu thereof round up to the next whole share of Common Stock.

(c)In order to exercise the conversion privilege, the holder of any Class A Preferred Stock to be converted shall surrender his, her or its certificate(s) therefor (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the principal office of the transfer agent for the Class A Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Class A Preferred Stock represented by such certificate(s), or any number thereof. Such notice shall also state the name(s) (with address) in which the certificate(s) for shares of Common Stock issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Class A Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument(s) of transfer, in form reasonably satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificate(s) (or lost certificate affidavit and agreement) and notice shall be the conversion date, and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. As soon as practicable after receipt of such notice and the surrender of the certificate(s) for Class A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, and (ii) if less than all shares of Class A Preferred Stock represented by the certificate(s) so surrendered are being converted, a residual certificate or certificates representing the shares of Class A Preferred Stock not converted.

(d)The Corporation shall at all times when the Class A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Class A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the certificate of incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Class A Preferred Stock, the Corporation will take any corporate action that may be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

(e)All shares of Class A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only for the right of the holder thereof to receive shares of Common Stock in exchange therefor. Any shares of Class A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Class A Preferred Stock accordingly.

5.2Mandatory Conversion

(a)Upon the occurrence of , (i) the vote or consent of the holders of two-thirds of the voting power of the then outstanding Class A Preferred Stock to convert, (ii) the Corporation’s successful listing on the NYSE, NASDAQ or OTC Markets or (iii) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (A) all outstanding shares of Class A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate and (B) such shares may not be reissued by the Corporation.

(b)All holders of record of shares of Class A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Class A Preferred Stock pursuant to this Section 5.2. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Class A Preferred Stock shall surrender his, her or its certificate(s) for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument(s) of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Class A Preferred Stock converted pursuant to 5.2 (a), (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder(s) thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate(s) of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this 5.2 (b). As soon as practicable after the Mandatory Conversion Time and the surrender of certificate(s) (or lost certificate affidavit and agreement) for Class A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Class A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Preferred Stock accordingly.

5.3Adjustment to Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock.

(a)If the Corporation shall, at any time or from time to time after the date of issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Class A Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Class A Preferred Stock shall be proportionately decreased. Any adjustment under this Section shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

6.Voting.

The shares of Class A Preferred Stock shall be non-voting.

7.Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation.

8.Amendment and Waiver. Any of the rights, powers, preferences and other terms of the Class A Preferred Stock and obligations of the Corporation set forth herein may be waived or amended on behalf of all holders of Class A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class A Preferred Stock then outstanding.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this July 8, 2019.

KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

By:	/s/ Paul Russo
Paul Russo Chief Executive Officer